Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

First State Earnings Per Share Up 37% In 2005

On Record Annual Earnings; Dividend Increased 14%

Albuquerque, NM—January 23, 2006—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced record annual earnings for 2005 of $21.4 million compared to $15.2 million for 2004, an increase of 41%. Earnings per diluted share for 2005 were $1.36 compared to $0.99 per diluted share for 2004, an increase of 37%. For the quarter ended December 31, 2005 net income was $6.1 million compared to $4.2 million for the quarter ended December 31, 2004, an increase of 45%. Earnings per diluted share for the quarter ended December 31, 2005 were $0.39 compared to $0.27 per diluted share for the quarter ended December 31, 2004, an increase of 44%.

“We are very pleased to be able to report such outstanding results to our shareholders for 2005,” stated Michael R. Stanford, President and Chief Executive Officer. “The acquisition of Access Anytime Bancorp, Inc. and New Mexico Financial Corporation will provide additional opportunities to expand our operations and increase the value of the Company for our shareholders,” continued Stanford.

At December 31, 2005, total assets increased $342 million, loans increased $146 million, investment securities increased $163 million, and deposits increased $109 million over December 31, 2004. First State’s total assets increased 19% from $1.816 billion at December 31, 2004, to $2.158 billion at December 31, 2005. Loans increased 11% from $1.362 billion at December 31, 2004, to $1.509 billion at December 31, 2005. Investment securities increased 56% from $291 million at December 31, 2004, to $454 million at December 31, 2005. Total deposits grew 8% from $1.401 billion at December 31, 2004, to $1.510 billion at December 31, 2005. Non-interest bearing deposits grew to $386 million at December 31, 2005, from $318 million at December 31, 2004, while interest bearing deposits grew to $1.124 billion at December 31, 2005 from $1.083 billion at December 31, 2004. The significant increase in investment securities in the fourth quarter, and consequently total assets, is related to two local governmental entities with which the Bank had securities sold under agreements to repurchase totaling approximately $150 million. The balance in these repurchase agreements, which came primarily from the collection of property taxes, is expected to fluctuate significantly during 2006.

Net interest income was $22.5 million for the fourth quarter of 2005 compared to $18.9 million for the same quarter of 2004. For the years ended December 31, 2005 and 2004, net interest income was $84.2 million and $69.6 million, respectively. First State’s net interest margin was 4.64% and 4.57% for the fourth quarters of 2005 and 2004, respectively. The net interest margin was 4.64% and 4.47% for the years ended December 31, 2005 and 2004, respectively. The net interest margin decreased in the fourth quarter by 0.05% over the third quarter of 2005 due primarily to the significant increase in securities sold under agreements to repurchase and the corresponding increase in investment securities with a marginal yield differential.

First State’s provision for loan losses was $445,000 for the fourth quarter of 2005 compared to $1.0 million for the same quarter of 2004. First State’s allowance for loan losses was $17.4 million at December 31, 2005, compared to $15.3 million at December 31, 2004. The provision for loan losses for the year ended December 31, 2005 was $3.9 million compared to $4.5 million for the year ended December 31, 2004. First State’s allowance for loan losses was 1.16% and 1.13% of total loans held for investment at December 31, 2005, and December 31, 2004, respectively. The ratio of allowance for loan losses to non-performing loans was 259% at December 31, 2005 compared to 192% at December 31, 2004. Non-performing assets equaled 0.35% of total assets at December 31, 2005 and 0.51% at December 31, 2004.

FSNM – Fourth Quarter Results

January 23, 2006

Page Two

“We continue to be extremely pleased with our overall asset quality,” remarked H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Our percentage of non-performing assets and net charge-offs continue to be at historically low levels,” continued Dee.

Non-interest income for the fourth quarter of 2005 was $4.3 million compared to $3.4 million for the fourth quarter of 2004, an increase of $932,000 or 27%. Service charges on deposit accounts increased $402,000, the gain on sales of mortgage loans increased $350,000, and other non-interest income increased $199,000 over the fourth quarter of 2004. Non-interest income for the year ended December 31, 2005 was $16.5 million compared to $14.2 million for the year ended December 31, 2004, an increase of $2.3 million or 16%. Service charges on deposit accounts increased $1.2 million, the gain on sale of mortgage loans increased $2.1 million, the gain on sale or call of investment securities decreased $538,000, and other non-interest income increased $1.2 million over the twelve months of 2004. Credit and debit card transaction fees for 2005 decreased approximately $1.8 million from 2004, which is directly related to the sale of the merchant card portfolio in the third quarter of 2004.

Non-interest expenses were $17.1 million and $14.6 million for the quarters ended December 31, 2005 and 2004, respectively and represent an increase of $2.5 million or 17%. Salaries and employee benefits increased $1.0 million, occupancy increased $136,000, credit and debit card interchange decreased $81,000, legal, accounting, and consulting increased $144,000, and other non-interest expenses increased $399,000 over the fourth quarter of 2004. Non-interest expenses for the year ended December 31, 2005 were $63.6 million compared to $55.5 million for the year ended December 31, 2004. Salaries and employee benefits increased $7.0 million, credit and debit card interchange expenses decreased $1.6 million due to the sale of the merchant card portfolio in 2004, occupancy increased $412,000, data processing increased $584,000, equipment related expenses increased $313,000, and other non-interest expenses increased $782,000 over the twelve months of 2004.

During the third quarter of 2005, First State announced the signing of definitive agreements to acquire Access Anytime Bancorp, Inc. (“Access”) (Nasdaq SmallCap: AABC) and its wholly owned subsidiary, AccessBank and New Mexico Financial Corporation (“NMFC”) and its wholly owned subsidiary, Ranchers Banks. Both transactions were approved by the regulators and the respective shareholders of Access and NMFC and closed in early January.

In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, January 23, 2006 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning January 23, 2006 through February 1, 2006 at www.fcbnm.com, Investor Relations.

On Friday, January 20, 2006, First State’s Board of Directors declared a quarterly dividend of $0.08 per share, which is an increase of 14% from the $0.07 per share paid in the fourth quarter of 2005. The dividend will be paid to shareholders of record on February 8, 2006, payable March 8, 2006. First State has been recognized as a “Dividend Achiever” by Mergent, based on at least ten consecutive years of increases in dividends paid and certain capitalization requirements.

First State Bancorporation, (NASDAQ:FSNM), is a New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, Utah and Arizona through its wholly owned subsidiary First Community Bank. On Friday, January 20, 2006, First State’s stock closed at $23.79 per share.

FSNM - Fourth Quarter Results

January 23, 2006

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SELECTED FINANCIAL INFORMATION

(Dollars in thousands except per share amounts)

(unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
INCOME STATEMENT HIGHLIGHTS
Interest income	$33,892	$25,356	$121,957	$93,442
Interest expense	11,399	6,482	37,712	23,875

Net interest income	22,493	18,874	84,245	69,567
Provision for loan losses	(445)	(1,040)	(3,920)	(4,500)

Net interest income after provision for loan losses	22,048	17,834	80,325	65,067
Non-interest income	4,323	3,391	16,451	14,191
Non-interest expense	17,096	14,587	63,590	55,478

Income before income taxes	9,275	6,638	33,186	23,780
Income tax expense	3,174	2,427	11,788	8,555

Net income	$6,101	$4,211	$21,398	$15,225

Basic earnings per share	$0.40	$0.27	$1.39	$0.99
Diluted earnings per share	$0.39	$0.27	$1.36	$0.99
Weighted average basic shares outstanding	15,412,518	15,343,444	15,391,863	15,312,068
Weighted average diluted shares outstanding	15,793,979	15,533,060	15,689,445	15,443,536

	December 31, 2005	December 31, 2004
BALANCE SHEET HIGHLIGHTS
Total assets	$2,157,571	$1,815,510
Loans receivable, net	$1,508,514	$1,362,464
Investment securities	$454,312	$290,925
Deposits	$1,510,007	$1,401,303
Borrowings	$247,764	$192,513
Shareholders’ equity	$160,179	$144,309
Book value per share	$10.41	$9.42
Tangible book value per share	$7.56	$6.55

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
FINANCIAL RATIOS:
Return on average assets	1.16%	0.93%	1.08%	0.89%
Return on average equity	15.20%	11.61%	14.01%	10.94%
Efficiency ratio	63.75%	65.52%	63.15%	66.24%
Operating expenses to average assets	3.25%	3.23%	3.22%	3.25%
Net interest margin	4.64%	4.57%	4.64%	4.47%
Average equity to average assets	7.62%	8.03%	7.72%	8.16%
Leverage ratio	8.15%	7.87%	8.15%	7.87%
Total risk based capital ratio	10.60%	10.62%	10.60%	10.62%

FSNM - Fourth Quarter Results

January 23, 2006

Page Four

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
NON-INTEREST INCOME:
Service charges on deposit accounts	$1,509	$1,107	$5,658	$4,410
Other banking service fees	168	174	760	756
Credit and debit card transaction fees	583	555	2,192	3,991
Gain (loss) on sale or call of investment securities	—	44	(179)	359
Gain on sale of mortgage loans	1,239	889	4,865	2,718
Check imprint income	164	161	589	584
Other	660	461	2,566	1,373

	$4,323	$3,391	$16,451	$14,191

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
NON-INTEREST EXPENSE:
Salaries and employee benefits	$8,075	$7,070	$31,890	$24,843
Occupancy	2,205	2,069	8,216	7,804
Data processing	1,014	770	3,518	2,934
Credit and debit card interchange	—	81	—	1,580
Equipment	1,185	1,064	4,571	4,258
Legal, accounting, and consulting	561	417	1,668	1,372
Marketing	1,027	546	2,955	2,288
Telephone	339	318	1,202	1,219
Supplies	289	308	915	922
Delivery	208	212	873	901
Other real estate owned	98	67	334	366
FDIC insurance premiums	49	46	193	181
Check imprint expense	157	128	638	537
Amortization of intangibles	27	28	108	111
Loss on sale of loans	—	—	—	435
Other	1,862	1,463	6,509	5,727

	$17,096	$14,587	$63,590	$55,478

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
AVERAGE BALANCES:
Total assets	$2,089,884	$1,798,111	$1,977,615	$1,705,356
Earning assets	1,921,233	1,642,355	1,816,339	1,555,627
Loans	1,520,326	1,346,021	1,477,146	1,284,904
Investment securities	385,800	291,105	327,169	264,654
Total deposits	1,495,074	1,410,688	1,446,212	1,305,770
Non interest-bearing deposits	389,317	308,527	349,570	279,101
Interest-bearing liabilities	1,532,802	1,338,516	1,467,604	1,281,489
Equity	159,217	144,349	152,695	139,122

	December 31, 2005		December 31, 2004
LOANS:
Commercial	$201,816	13.2%	$174,293	12.6%
Real estate - commercial	725,245	47.5%	687,213	49.9%
Real estate – one- to four-family	170,158	11.2%	198,420	14.4%
Real estate - construction	381,888	25.1%	270,303	19.6%
Consumer and other	27,888	1.8%	28,601	2.1%
Mortgage loans available for sale	18,932	1.2%	18,965	1.4%

Total	$1,525,927	100.0%	$1,377,795	100.0%

FSNM - Fourth Quarter Results

January 23, 2006

Page Five

	December 31, 2005		December 31, 2004
DEPOSITS:
Non-interest bearing	$385,972	25.6%	$317,729	22.7%
Interest bearing demand	276,947	18.3%	254,140	18.0%
Money market savings accounts	190,930	12.6%	216,769	15.5%
Regular savings	74,831	5.0%	68,671	4.9%
Certificates of deposit less than $100,000	240,626	15.9%	223,893	16.0%
Certificates of deposit greater than $100,000	340,701	22.6%	320,101	22.9%

Total	$1,510,007	100.0%	$1,401,303	100.0%

	December 31, 2005	December 31, 2004
ALLOWANCE FOR LOAN LOSSES:
Balance beginning of period	$15,331	$14,121
Provision for loan losses	3,920	4,500
Net charge-offs	(1,838)	(3,290)

Balance end of period	$17,413	$15,331

Allowance for loan losses to total loans held for investment	1.16%	1.13%
Allowance for loan losses to non-performing loans	259%	192%

	December 31, 2005	December 31, 2004
NON-PERFORMING ASSETS:
Accruing loans – 90 days past due	$21	$4
Non-accrual loans	6,698	7,969

Total non-performing loans	$6,719	$7,973
Other real estate owned	778	1,255

Total non-performing assets	$7,497	$9,228

Potential problem loans	$17,684	$22,174
Total non-performing assets to total assets	0.35%	0.51%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful conversions of Access and NMFC, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.